Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Announces NASDAQ Capital Market Listing

Ft. Myers, Florida – December 6, 2012 – NeoGenomics, Inc. (OTC BB: NGNM), a leading provider of cancer-focused genetic testing services, announced today that its common stock has been approved for listing on the NASDAQ Capital Market.

The company expects to commence trading on the NASDAQ Capital Market on Monday, December 10, 2012 under the ticker symbol “NEO”. Prior to the listing change to NASDAQ, the company’s common stock will continue to trade on the OTC Bulletin Board under the current ticker symbol “NGNM”.

Douglas VanOort, the company’s Chairman and CEO, commented, “The transition to the NASDAQ Capital Market is a significant milestone for NeoGenomics and reflects the strong revenue and operating income growth we have achieved over the last several years. We believe this move will increase the visibility and liquidity of our shares in the market, and we are honored to join the long list of prestigious companies already traded on NASDAQ.”

In honor of the transition to NASDAQ, Douglas VanOort, Chairman and CEO, and other NeoGenomics colleagues will ring the closing bell at The NASDAQ Stock Market in Times Square in New York on Thursday, December 13th.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, morphology studies, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA, Tampa, FL and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, urologists and other clinicians, and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements. Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305) 451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

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